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                                                                     EXHIBIT 2.3


                               AMENDING AGREEMENT

     THIS AMENDING AGREEMENT made as of March 16, 2001 BETWEEN:

          ENCAL ENERGY LTD., a body corporate incorporated under the laws of the Province of Alberta with its head office in Calgary, Alberta (hereinafter called "ECo")

                                       AND

          CALPINE CORPORATION, a body corporate incorporated under the laws of the State of Delaware with its head office in San Jose, California (hereinafter called "CCo")

     WHEREAS ECo and CCo entered into a combination agreement (the "Combination Agreement") dated effective as of February 7, 2001;

     AND WHEREAS ECo and CCo have agreed to certain technical amendments to the Combination Agreement and the schedules thereto (the "Amending Agreement");

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto do hereby covenant and agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1 Capitalized terms used herein, including the recitals hereto, which are defined in the Combination Agreement, shall have the meanings ascribed thereto in this Amending Agreement.

1.2 Any provision of this Amending Agreement which may be invalid shall be ineffective to the extent of such invalidity only, without affecting the validity of the remaining provisions of this Amending Agreement or the Combination Agreement as amended hereby, it being the intent and purpose that the Combination Agreement, as amended by this Amending Agreement should survive and be valid to the maximum extent permitted by applicable law.

                                   ARTICLE 2
                                   AMENDMENTS

2.1  The Combination Agreement shall be amended as follows:

     (a) By adding the word "and" to the end of section 5.1(f) and deleting the word "and" at the end of section 5.1(g) and replacing it with a period.

     (b)  Section 7.4 shall be deleted and replaced with the following:

          Promptly after the Effective Time, CCo will notify in writing each holder of a ECo Option of the exchange of such ECo Option for an option to purchase CCo Common Stock (the "New Options") in accordance with


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          the Plan of Arrangement, and CCo will confirm its agreement to honour such options in accordance with their terms.

     (c) The second reference to "CCo Common Stock" contained in section 3.4(a) shall be replaced with "CCo preferred stock" and a close parenthesis mark shall be added after the words "Rights Agent".

2.2 The Plan of Arrangement attached as Exhibit A to the Combination Agreement shall be amended as follows:

     (a)  Section 2.1(e) shall be deleted and replaced with the following:

          holders of ECo Common Shares who are residents of Canada for the purposes of the ITA and who receive Exchangeable Shares under Section 2.1(a) shall be entitled to make an income tax election pursuant to section 85 of the ITA (and any applicable provicial legislation) with respect to the transfer of their ECo Common Shares to CCo Sub by providing two signed copies of the necessary election forms to CCo Sub within 90 days following the Effective Date, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the ITA (and any applicable provincial legislation), the forms will be signed by CCo Sub and returned to such holders of ECo Common Shares for filing with the Canada Customs and Revenue Agency (and any applicable provincial taxation authority).

     (b)  Section 2.2 shall be deleted and replaced with the following:

          A Shareholder who has transferred his ECo Common Shares to CCo Sub as contemplated under Section 2.1(a) shall be considered to have received any of the ancillary rights and benefits associated with the Exchangeable Shares in consideration for the grant by the Shareholder to CCo and CCo Sub of certain rights and benefits as against the Shareholder in respect of the Exchangeable Shares. To the extent that the value of the ancillary rights and benefits received by the Shareholder exceeds the value of the rights and benefits given up by the Shareholder to CCo and CCo Sub, the Shareholder shall be considered to have disposed of a portion of his ECo Common Shares in consideration for such excess ancillary rights and benefits, and to have disposed of the remaining portion (the "share portion") of such ECo Common Shares solely in consideration for Exchangeable Shares. The share portion (expressed as a number) shall be equal to the number of ECo Common Shares obtained when the total number of ECo Common Shares transferred by the Shareholder to CCo Sub is multiplied by the aggregate fair market value of the Exchangeable Shares received by the Shareholder divided by the sum of such aggregate fair market value and the amount, if any, by which the aggregate fair market value of the ancillary rights and benefits received by the Shareholder exceeds the aggregate fair market value of the rights and benefits granted by the Shareholder to CCo and CCo Sub in respect of the Exchangeable Shares.


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2.3  The Exchangeable Share Provisions and Other Provisions to be Included in
     the Articles of Incorporation of CCo Sub attached as Exhibit B to the Combination Agreement shall be amended as follows:

     (a)  After section 14.6, the following shall be inserted as section 14.7.

          For the purposes of subsection 191(4) of the Income Tax Act (Canada) the "specified amount" in respect of each Exchangeable Share shall be $o [with amount to be inserted once the "CCo Average Price" as defined in the Plan of Arrangement has been determined, and such amount to be the CCo Average Price minus $CDN 5.00].

2.4 The Support Agreement attached as Exhibit C to the Combination Agreement shall be amended as follows:

     (a) The reference to "alone or together with any" contained in section 2.9 shall be replaced with "or a".

2.5 The Voting and Exchange Trust Agreement attached as Exhibit D to the Combination Agreement shall be amended as follows:

     (a) The definition of "CCo Holdco" shall be removed and replaced with the following:

               "Cco Holdco" means a Subsidiary of CCo (other than Cco Sub).

                                   ARTICLE 3I
                                  MISCELLANEOUS

3.1 This Amending Agreement together with the provisions of the Combination Agreement and Confidentiality Agreement constitute the entire agreement between the parties hereto, and for greater certainty, other than as specifically provided in this Amending Agreement, the provisions of the Combination Agreement and the Confidentiality Agreement remain in full force and effect and unamended.

3.2 Notwithstanding the date of execution hereof, the effective date of this amendment to the Combination Agreement and exhibits thereto shall be February 7, 2001 and all references to the Combination Agreement and exhibits thereto dated February 7, 2001 shall be deemed to include this document.

3.3 This Amending Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amending
Agreement the 16th day of March, 2001.

                                    ENCAL ENERGY LTD.

                                    Per: /s/ DAVID D. JOHNSON
                                        ----------------------------------------
                                        David D. Johnson
                                        President and Chief Executive Officer



                                    Per: /s/ STEVEN A. ALLAIRE
                                        ----------------------------------------
                                        Steven A. Allaire
                                        Vice President, Finance, Chief Financial
                                        Officer and Corporate Secretary



                                     CALPINE CORPORATION

                                     Per:
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                                     Per:
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